Exhibit 15.5

April 30, 2021

Securities and Exchange Commission

100F Street, N.E. Washington, D.C.

20549-7561

Dear Sirs/Madams,

We have read Item 16F of Jiayin Group Inc.'s Form 20-F dated April 30, 2021 and have the following comments:

1.	We agree with the statements made in paragraph 2 of Item 16F for which we have a basis on which to comment on, and we agree with, the disclosures.

2.	We have no basis on which to agree or disagree with the statements made in paragraph 1 and paragraph 3 of Item 16F.

Yours faithfully,

/s/Deloitte Touche Tohmatsu Certified Public Accountants LLP

Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, China